EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 Amendment # 1 of our report dated February 27, 2004 except as to Note 12 which is as of March 19, 2004, relating to the financial statements of Chembio Diagnostic Systems, Inc. and subsidiary which appears in Chembio Diagnostics, Inc. Form 8-K, as filed with the Securities and Exchange Commission on May 14, 2004. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Lazar Levine & Felix LLP
/s/ Lazar Levine & Felix LLP

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August 2, 2004